EXHIBIT 10.7D

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

MEMORANDUM OF UNDERSTANDING FOR TRANSFER PRICING

(CODEXIS INDIA)

THIS MEMORANDUM OF UNDERSTANDING (the “MOU”), effective as of February 16, 2010 (the “MOU Effective Date”), is made and entered into by and between Codexis Laboratories India Private Limited, a corporation organized and existing under the laws of India and having a place of business at G-01, Prestige Loka, 7/1 Brunton Road, Bangalore – 560 025, India (“Codexis India”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India and having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India (“Arch”), pursuant and subject to the Product Supply Agreement, by and between Codexis India and Arch, effective as of the MOU Effective Date (the “PSA”). Unless otherwise defined in this MOU, including without limitation Exhibit A attached to this MOU, all capitalized terms used herein shall have the definitions assigned to them in the PSA.

1. PRICING. Subject to the limitations under the applicable and prevalent Exchange Control Regulations in India:

1.1 Product Transfer Price. In exchange for the supply of a Product to Codexis India pursuant to the PSA, Codexis India shall pay Arch a Product Transfer Price in respect of each Product sold by Codexis India to a Codexis India Customer equal to:

(x) [*]

(a) [*],

(b) [*]

(c) [*]; or

(y) an amount mutually agreed upon by the Parties.

1.2 The Fixed License Royalty in respect of each Product is in the amount of (Rupees (Rs) per kilogram) as follows:

[*]

Notwithstanding the foregoing, the Fixed License Royalty in respect of the [*] in stock with Arch as of the Effective Date shall be [*]. The Fixed License Royalties set forth in this Section 1.1 are subject to quarterly review by the Parties (or more frequent review as may be requested by either Party) and may be modified upon the written agreement of both Parties.

2. PAYMENTS.

2.1 General Payment Terms. All payments made under this MOU shall be made by check or wire transfer to one or more bank accounts to be designated in writing by Arch and payments are to be made within ninety (90) days from the date of invoice (which invoice date may not be prior to shipment date) by Arch to Codexis India or the Codexis India Customer, or such other timeframe as may be agreed to by the Parties. The timing for payments made under this MOU shall be reviewed quarterly by the Parties and may be adjusted upon mutual agreement of the Parties.

2.2 Currency Exchange. All payments made under this MOU shall be payable, in full, in Indian Rupees. For purposes of calculating the exchange rate, as may be applicable, the Parties shall use the foreign exchange rate for such currency as published on the OANDA website at www.oanda.com (median bid rate), calculated on the first business day of the month in which the relevant payment is delivered.

3. REPORTS.

3.1 Reports of Manufacturing Cost. The Manufacturing Cost for each Product shall initially be as set forth in Exhibit B. The Parties shall have quarterly meetings to discuss the Manufacturing Costs and make any adjustments, as agreed upon by the Parties, to such Manufacturing Costs. Such quarterly meetings shall take place on or about January 15, April 15, July 15 and October 15 of each year. At least ten (10) days prior to each such quarterly meeting, Arch shall deliver to Codexis India a written report setting forth in sufficient detail the Manufacturing Cost incurred by Arch during the previous calendar quarter for each Product, including a detailed description of the cost of each of the items set forth in the definition of Manufacturing Cost set forth in Exhibit A.

4. TAXES AND DUTIES.

4.1 Arch Taxes. Arch shall be solely and exclusively liable for payment of all taxes, duties and levies and any interest relating thereto, including without limitation Central Excise Duty, if any, on or in connection with the manufacture of the Products by Arch or any Affiliate of Arch under and in accordance with the PSA and this MOU, and Codexis India and/or its designees shall in no event be liable or responsible thereof. Arch shall be responsible for all compliance requirements under the Applicable Law in this respect.

4.2 CENVAT. Arch will claim CENVAT on all the materials/services, wherever applicable and any benefit which may be available to or obtained by Arch pertaining to CENVAT or otherwise shall be taken into account while computing the Product Transfer Price under Section 1.1.

4.3 Other Taxes. Except as expressly set forth in this MOU, each Party shall bear any and all taxes, duties, penalties, surcharges, or any other amounts imposed under Applicable Law or any tax treaty incurred by such Party under this MOU.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. RECORDS; LATE PAYMENTS; AUDITS

5.1 Records Retention. Commencing on the MOU Effective Date, Arch shall keep, and shall cause its Affiliates to keep, full and accurate books of accounting in accordance with Indian GAAP, and Codexis India shall keep, and shall cause its Affiliates to keep, full and accurate books of accounting in accordance with US GAAP, in each case containing all particulars that may be necessary for the purpose of calculating all payments (or Manufacturing Costs) payable (or calculated) under this MOU, for a period of three (3) years after the calendar year in which such sales occurred, in sufficient detail to permit each Party to confirm the accuracy of payments paid (or Manufacturing Costs) under this MOU. Such books of accounting shall be kept at the principal place of business of such Party and/or its Affiliates, as applicable.

5.2 Late Payment Interest. Any payment under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of either (a) two percent (2%) above the prime rate as reported by Federal Reserve Bank of New York, located in New York, New York, as of the date such payment was due and payable, or (b) the maximum rate permitted by Applicable Law.

5.3 Audit Rights.

5.3.1 During the Term and for a period of three (3) years thereafter, at the request and expense of Arch, Codexis India shall permit, and shall cause its Affiliates to permit, an independent, certified public accountant of internationally recognized standing appointed by Arch, and reasonably acceptable to Codexis India, at reasonable times and upon reasonable notice to examine the records identified in Section 5.1 to the extent necessary to determine the accuracy of Codexis India Net Sales reported by Codexis India with respect to each of the Products within the three (3) year period immediately preceding such an audit. Results of any such examination shall be made available to both Arch and Codexis India. The independent, certified public accountant shall disclose to Arch only the amounts that the independent certified accountant believes to be due and payable under this MOU to Arch, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. Notwithstanding the previous sentence, such independent, certified public accountant shall be permitted to disclose to Arch any discrepancy concerning any amount paid and the amount due pursuant to the terms of any binding agreement between Arch and Codexis India or its Affiliates. If such examination results in a determination that Codexis India Net Sales with respect to any Product have been understated, leading to any underpayment by Codexis India to Arch, such underpayments shall be made to Arch plus interest in accordance with Section 5.2 within fifteen (15) days after written notice by Arch; provided that, if there are more than three (3) separate understatements in any two (2) year period and if the aggregate of such understatements is (i) related to sales of Products by Codexis India of greater than Two Million Dollars (US $2,000,000) and (ii) each understatement is more than five percent (5%) in respect of the total Codexis India Net Sales for the period examined, such occurrence of three (3) separate overstatements shall be deemed a Material Breach, and Arch shall have the right, but

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not the obligation, in its sole discretion, to terminate this MOU and the PSA immediately upon notice pursuant to Section 9.2 of the PSA. The fees and expenses of such accountant shall be paid by Arch, unless the examination results in a determination that Net Sales have been understated by more than five percent (5%) for the period examined, in which case Codexis India shall pay all reasonable costs and expenses incurred by Arch in the course of making such determination, including without limitation the fees and expenses of such accountant.

5.3.2 During the Term and for a period of three (3) years thereafter, at the request and expense of Codexis India, Arch shall permit, and shall cause its Affiliates to permit, an independent certified public accountant appointed by Codexis India, and reasonably acceptable to Arch, at reasonable times and upon reasonable notice to examine the records identified in Section 5.1 to the extent necessary to determine (a) the accuracy of Manufacturing Costs reported by Arch with respect to each of the Products within the three (3) year period immediately preceding such an audit and (b) the accuracy of Arch Net Sales reported by Arch with respect to each of the Products within the three (3) year period immediately preceding such an audit. If such examination results in a determination that the Manufacturing Costs with respect to any Product have been overstated, leading to any overpayment by Codexis India to Arch, such overpayments shall be refunded to Codexis India plus interest in accordance with Section 5.2 within fifteen (15) days after written notice by Codexis India; provided that, if there are more than three (3) separate overstatements in any two (2) year period and if the aggregate of such overstatements is related to sales of Products by Codexis India and its Affiliates of greater than Two Million Dollars (US $2,000,000), such occurrence of three (3) separate overstatements shall be deemed a Material Breach, and Codexis India shall have the right, but not the obligation, in its sole discretion, to terminate this MOU and the PSA immediately upon notice pursuant to Section 9.2 of the PSA. The fees and expenses of such accountant shall be paid by Codexis India, unless the examination results in a determination that there has been overpayment and/or underpayment by an aggregate of more than five percent (5%) for the period examined, in which case Arch shall pay all reasonable costs and expenses incurred by Codexis India in the course of making such determination, including without limitation the fees and expenses of such accountant.

6. MISCELLANEOUS.

6.1 Modifications. This MOU may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party.

6.2 Waivers. The failure of a Party to enforce any rights or provisions of this MOU shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

6.3 Entire Agreement. This MOU shall be governed by the terms and conditions of the PSA, and, for purposes of clarification and without limiting the foregoing, (a) this MOU is Confidential Information and is subject to Article 5 of the PSA, and (b) in the event of any Dispute with respect to this MOU, the terms and conditions of Article 8 of the PSA shall govern.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4 Survival. Terms of this MOU shall survive termination of the PSA and/or this MOU with respect to records retention and audit rights, and with respect to payments, only to the extent that any amounts payable hereunder remain unpaid.

[Signature Page Follows]

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this MOU by their respective duly authorized representatives as of the MOU Effective Date.

CODEXIS LABORATORIES INDIA PRIVATE LIMITED.

(“Codexis India”)

By:	/s/ Alan Shaw
Name:	Alan Shaw
Title:	Director

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath
Name:	Ajit Kamath
Title:	Chairman & Managing Director.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

DEFINED TERMS

“Codexis India Net Sales” shall mean the gross amounts invoiced by Codexis India for sales of a Product to a Codexis India Customer during the Term less the following unreimbursed, noncredited, or nonrefunded deductions with respect thereto, determined in accordance with US GAAP and calculated in Indian rupees and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts; (b) sales, excise, turnover, value added taxes (VAT), and other taxes related to sale of such Product; (c) credits or allowances actually granted for damaged Product, returns or rejections of such Product, price adjustments, and billing errors; (d) commissions allowed or paid to Third Parties, including without limitation distributors, brokers, or agents, other than sales personnel, sales representatives, and sales agents employed by such Party; provided that Arch, its Affiliates and its officers and directors have no financial interest in such Third Parties; provided further that such commissions are no greater than those paid to such Third Parties for similar products; (e) amounts written off by reason of uncollectible debt; and (f) all other expenses, including without limitation storage, transportation, and insurance charges.

“COGS” shall mean, for any particular Product, an amount equal to the sum of (i) Manufacturing Cost for such Product (which shall be the Manufacturing Cost identified as being in effect at the time that Codexis India contracts with (or otherwise agrees to a selling price) with such Codexis India Customer) and (ii) the Enzyme Cost attributable to manufacture of such Product.

“Enzyme Cost” shall mean [*] per kilogram of Codexis Enzyme (or such other amount as may be agreed to in writing by the Parties); provided, however that if Codexis, Inc.’s (or its contract manufacturers’ or suppliers’) costs in manufacturing the Codexis Enzymes materially increases or decreases, then the Enzyme Cost shall be modified accordingly.

“Manufacturing Costs” shall mean, with respect to each of the Products (in bulk, vialed or finished form, as the case may be) for successful lots, the sum of the following (A-F):

A. The amounts paid by Arch to a Third Party for (i) providing the chemical and biological substances required for the manufacture of such Product (for purposes of this definition, collectively, the “Raw Materials”) and packaging materials for producing such Product, (ii) manufacturing, filling, and/or finishing such Product or any component thereof, (iii) distributing, transporting, storing, and insuring such Product, and (iv) testing such Product, including with respect to the foregoing, all sales and excise taxes and customs duty charges imposed by Government Authority with respect thereto to the extent actually paid by Arch and/or Codexis India and not reimbursed, credited, or refunded by a Third Party. For clarity, all duties and taxes that are available as a credit to Arch against its output tax liability, or that are passed through for payment by a Third Party, such as excise duty or VAT, shall be excluded from the determination of Manufacturing Costs;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B. Direct Expenses shall mean those Direct Material Expenses, Direct Labor Expenses, and Direct Service Expenses captured in time sheets and invoices that are specific for such Product.

(i)	Direct Material Expenses shall mean the actual cost of Raw Materials, filters, manufacturing supplies, unrecoverable solvent, containers, container components, packaging, labels, and other printed materials actually consumed in the production of such Product.

(ii)	Direct Labor Expenses shall mean that portion of salaries and benefits actually paid for the labor hours of personnel directly involved in the manufacturing of such Product, to the extent such labor hours are directly attributable to the manufacture of such Product, and such labor hours have been properly documented by batch record and time sheets.

(iii)	Direct Service Expenses shall mean actual out-of-pocket payments to Third Parties for services required in the manufacture of such Product; provided that Arch has obtained Codexis India’s prior written consent for any such payments;

C. Indirect Expenses shall mean production overhead costs such as a reasonable allocation of expenses associated with line supervisory personnel overseeing the direct manufacturing of such Product in accordance with cGMP requirements. Indirect Expenses can include labor and out-of-pocket costs for quality control, quality assurance, microbiology, document control, calibration/validation, and non-research and development expenses for process development and analytical methods development supporting manufacturing. The above expenses will also include interest expenses apportioned on such fixed assets used to manufacture Products. However, any capital expenditures for facilities and equipment used to manufacture Products will not be included; and

D. Overhead Expenses shall mean manufacturing costs with respect to such Product that cannot be identified in a practical manner with specific units of production and, therefore, cannot be included as Direct Material Expenses or Direct Labor Expenses. Overhead Expenses include:

i.	Specific manufacturing overhead allocations, including but not limited to facilities support costs, utilities (including electricity, water, sewer, waste disposal), indirect materials and supplies, consumables (including maintenance and repair materials, tools, spare parts), plant management, engineering and development support, maintenance and repair of the production plant and production equipment, property taxes (excluding income taxes), materials management, inventory storage, information management services, and insurance, but shall exclude underutilized capacity; and

ii.	Depreciation and lease costs over the expected life of buildings and equipment specifically attributable to the actual pro rata use of such equipment to manufacture such Product.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

E. Delivery costs will be a component of Manufacturing Cost to the extent such delivery costs are not borne by a Third Party.

F. Any costs incurred by the Parties in connection with obtaining and maintaining product liability insurance pursuant to the PSA.

Notwithstanding anything to the contrary, combined Direct Labor Expenses set forth in Paragraph B(ii), Indirect Expenses set forth in Paragraph C, and Overhead Expenses set forth in Paragraph D shall not, in respect of each Product, amount to greater than the following percentage of total Manufacturing Costs:

Product	Max Overhead
[*]	[*]

Allocated costs, such as management time and factory administrative expenses (such as security, finance functions, house keeping, etc) shall be excluded from Manufacturing Costs.

All such amounts, costs, and expenses shall be calculated in accordance with Indian GAAP, for example, in a manner consistently applied across other Arch products; provided that in no event shall any expense be double-counted or included in any category of Manufacturing Costs if such expense has already been accounted for, reimbursed, or otherwise credited elsewhere.

For purposes of clarification, the Enzyme Cost shall be excluded from the Manufacturing Costs, and any expenses incurred under Section 2.8 of the PSA shall be borne solely by Arch and shall not be deemed a component of the Manufacturing Costs.

Notwithstanding anything to the contrary, the Manufacturing Cost of a Product shall not include any costs and expenses of any Raw Materials used in excess of the standard amounts set forth in Exhibit C, and any such additional costs and expenses shall be borne solely by Arch.

“Manufacturing Royalty” shall mean, in respect of each Product sold by Codexis India to a Codexis India Customer, a percentage of the Codexis India Net Sales of such Product, which percentage shall be as mutually agreed upon by Codexis India and Arch.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Initial Manufacturing Costs

To be agreed upon by the Parties within sixty (60) days after the Effective Date or such other time period as the Parties may agree to in writing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

(Raw Material Costs)

To be agreed upon by the Parties within sixty (60) days after the Effective Date or such other time period as the Parties may agree to in writing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.